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                                                                    EXHIBIT 23.4



The Board of Directors
Sonat Exploration GOM Inc.
(formerly Zilkha Energy Company)

We consent to the incorporation by reference in (i) the registration statements (No 33-34367 and No. 33-50142) on Form S-8, and (ii) the registration statement (No. 333-62383) on Form S-3 and related prospectus of Sonat Inc. of our report dated December 8, 1997, with respect to the Statements of Operations and Cash Flows of Zilkha Energy Company as of December 31, 1996 which report is incorporated by reference in the Form 10-K of Sonat Inc. for the year ended December 31, 1998.

Our report, dated December 8, 1997, refers to a change in accounting for oil and gas properties from the full cost method to the successful efforts method.



                                    KPMG LLP

Houston, Texas
March 19, 1999